EXHIBIT 6



                                 January 8, 1997

H.J. Meyers & Co., Inc.
1895 Mt. Hope Avenue
Rochester, New York 14620


Dear Sirs:

            This letter is being delivered to you in connection with the proposed Stock Purchase Agreement by and among ASHA Corporation (the "Company"), Alain J-M Clenet and the undersigned, whereby the undersigned is purchasing 1,118,652 shares of the Company's Common Stock from Alain Clenet. Capitalized terms used and not otherwise defined herein shall have the same meanings as set forth in the Underwriting Agreement between us and the Company dated June 27, 1997.

            In order to obtain your consent to the foregoing transaction, the undersigned hereby agrees for a period of eighteen (18) months commencing June 27, 1997 and expiring December 27, 1998, not to, without the prior written consent of the Representative, sell, offer to sell, contract to sell, hypothecate, pledge, make gifts of, grant an option for the sale of or otherwise dispose of, any of the shares of Common Stock being purchased from Alain Clenet pursuant to the Stock Purchase Agreement. In addition, the undersigned hereby agrees that until June 27, 1999, the Representative shall have the right to purchase for its own account or sell for the account of the undersigned any of such shares of Common Stock sold pursuant to Rule 144 of the Act.

            The undersigned hereby consents to and will permit all certificates evidencing the shares of Common Stock owned by it to be endorsed with the appropriate restrictive legends reflecting the foregoing restrictions, and to the placement of appropriate stop transfer orders with the transfer agent for the Company's securities.

                                    Sincerely yours,

                                    Greenmotors LLC

                                    By: /s/ Gary K. Duberstein
                                       -------------------------------
                                       Name: Gary K. Duberstein
                                       Title: Vice President







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